Exhibit 99.1

Shareholder Alert

San Mateo, Calif., January 25, 2010 - Avistar Communications Corporation, Inc. announced today that it had concluded a world wide non-exclusive patent licence agreement with Skype.  The agreement grants rights for Skype products and services under Avistar’s patent portfolio.  An undisclosed payment was made to Avistar.

# # #

Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com